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                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") made as of this 13th day of May 1999, by and between vBank a state-chartered savings bank organized under the laws of Pennsylvania (the "Bank"); USABancShares.com, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (the "Company"); and KENNETH L. TEPPER ("Executive"). The Bank and the Company are referred to collectively as the "Companies".

WITNESSETH:

WHEREAS, the Company is a registered bank holding company, and the Bank is a wholly-owned subsidiary of the Company;

WHEREAS, each of the companies believes that it would benefit from Executive's particular and unique skill, experience, and background, and wishes to employ Executive as its President and Chief Executive Officer ("President and CEO"); and

WHEREAS, the parties desire by this Agreement to set forth the terms and conditions of the employment relationship between the Company and Executive, and between the Bank and Executive.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) The Company hereby employs Executive as the President and CEO of the Company and the Bank hereby employs Executive as the President and CEO of the Bank, and Executive agrees to accept such employment, subject to the terms and conditions of this Agreement. Executive shall serve as a member of senior management and perform the duties and responsibilities reasonably determined from time to time by the respective Boards of Directors of the Companies (as to each of the Companies, its "Board") consistent with the types of duties and responsibilities typically performed by a person serving as President and CEO of businesses similar to the Companies.

(b) Executive agrees to devote his best efforts and substantially all his time, attention, energy, and skill to performing his duties hereunder. Provided that such activities shall not violate any provision of law or regulation or any provision of this Agreement or materially interfere with his performance of his duties hereunder or, in the judgment of the Boards, present any material conflict of interest with or compete with any of the current or anticipated business activities of either of the Companies or any of their subsidiaries or affiliates, nothing herein shall prohibit Executive from spending a reasonable period of time (i) participating in any other business activities approved in advance by the Boards in accordance with the terms and procedures in the Bylaws of the Companies, (ii) engaging in charitable, civic, fraternal, or trade group activities, or (iii) investing his assets in other entities or business ventures. Executive shall be based at the offices of the Company in Philadelphia, Pennsylvania or such other place in the Philadelphia metropolitan area that shall constitute the Company's headquarters. Except for business travel incident to his employment under this Agreement, Executive shall not be required to relocate his principal workplace outside of the Philadelphia metropolitan area.


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2. Compensation. As compensation for performing the services required by this
Agreement for the Company (which shall include for this purpose the Bank as well as the other subsidiaries and affiliates of the Company), and during the term of this Agreement, Executive shall be compensated as follows:

(a) Base Compensation. The Company shall pay to Executive an annual gross salary ("Base Compensation") of Two Hundred Forty-Five Thousand Dollars ($245,000), payable in equal installments pursuant to the Company's customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than twice monthly, subject to withholding for applicable federal, state, and local taxes. Executive shall be entitled to increases in Base Compensation with respect to each fiscal year during the term of this Agreement, if and in amounts to be determined by the Compensation Committee of the Board of the Company in its discretion based on periodic reviews of the performance of Executive and of the Companies for the preceding fiscal year. Executive's Base Compensation shall not be reduced during the term of this Agreement.


(b) Incentive Compensation. In addition to Base Compensation, Executive shall be eligible to receive additional cash compensation ("Incentive Compensation") upon the conclusion of each fiscal year.


                   (i) Executive will receive a cash bonus of $200,000 for every $100,000,000 Increase in Market Capitalization of the Company. "Increase in Market Capitalization" shall mean the increase in the Average Closing Price of the Company Class A Common Stock from December 31, 1998 through December 31, 1999. ("Average Closing Price" means the average daily last sales price of the Company Class A Common Stock as reported on the NASDAQ-National Mark System (as reported in The Wall Street Journal) for twenty (20) consecutive trading days in which such shares are traded on the NASDAQ-National Market System)(1).

                   (ii) Executive will receive $100,000 cash bonus upon the opening of the 50,000th Deposit Account and an additional $100,000 cash bonus upon the opening of Deposit Accounts in increments of 50,000 thereafter. "Deposit Account" (excludes brokered accounts) shall mean every such account opened, including but not limited to, transaction accounts, savings accounts money market accounts and certificates of deposit (or, time deposits).

                   (iii) Executive shall receive $100,000 cash bonus when the total asset size of the bank reaches $500,000,000.

                   iv.) Executive will receive a cash bonus based upon the Company's earnings per share per annum as follows:

                           a.)   exceed $ .50 per share:   $ 50,000
                           b.)   exceed $ .75 per share:   $ 75,000
                           c.)   exceed $1.00 per share:   $100,000


---------------------
(1) E.g., 12/31/98 - $9.00 closing price
                     18,000,000. market cap
   Executive shall receive $200,000 when market cap reaches:
                                                               $118,000,000.
                                                               $218,000,000.
                                                               $318,000,000.


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3.                 Employee Benefits. During the term of this Agreement,
Executive shall have the right to participate in all retirement plans (qualified and non-qualified), pension, insurance, health, disability and other benefit plans and programs that have been or hereafter are adopted by the Company or the Bank (or in which either of them participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to members of senior management of the Company. Nothing in this Agreement shall preclude either of the Companies from modifying or terminating benefit plans and programs in which Executive participates from time to time, provided such changes are applicable to all members of senior management. Executive shall receive a once annual net payment of $10,000 for life insurance with beneficiaries to be established at Executive's discretion.

4. Vacation and Leaves of Absence. Executive shall be entitled to the normal and customary amount of paid vacation which is consistent with Company policy for its senior management, on dates to be mutually agreed upon by the Company and Executive, and approval of the Company shall not be unreasonably withheld. In addition, Executive may be granted leaves of absence with or without pay, in accordance with applicable law, and in addition for such other valid and legitimate reasons as the Board may determine in accordance with the terms and procedures in the Bylaws of the Company. Executive will be entitled to the same sick leave and holidays provided to other members of the Company's senior management.

5.                Expenses.

                   (a) Executive shall be promptly reimbursed against presentation of vouchers or receipts for all reasonable and necessary expenses incurred by Executive in connection with the performance of his duties under this Agreement.

                   (b) The Companies shall reimburse Executive promptly upon presentation of vouchers or receipts, all initiation fees and dues associated with his membership in professional, social, civic and service clubs which Executive joins or has joined and which membership, in whole or part, has been or hereafter is approved by either of the Boards as furthering the interests of or promoting the interest of the Companies or assisting Executive in business relationships on behalf of the Companies.

                   (c) The Companies shall provide Executive with use of an automobile and a gasoline allowance for use related to Company business.

6. Term. The term of Executive's employment under this Agreement shall be for three (3) years (the "Term"), commencing on the date of this Agreement (the "Effective Date") and expiring on the day preceding the third anniversary of the Effective Date (the "Termination Date"), unless extended by mutual agreement of the parties or earlier terminated in accordance with the terms of this Agreement.

7.                Termination and Termination Benefits.

                   (a) Event of Termination. Upon the occurrence of an Event of Termination (as hereinafter defined) during the period of Executive's employment under this Agreement, the provisions of this paragraph (a) shall apply. As used in this Agreement, an "Event of Termination" shall mean the termination by the Company of Executive's employment hereunder for any reason other than because retirement. A termination for "cause" shall include termination because of the Executive's personal


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dishonesty, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In the event of termination for cause the Executive shall have no right to receive further compensation, Salary, or Bonus of any kind, or other benefits for any period after such termination.

                  (b) Event of Termination Without Cause. Upon the occurrence of an Event of Termination other than for "Cause" as hereinabove defined, the Company shall pay the Executive on a biweekly basis, while living, during the lessor period of obtaining employment or the Employment Agreement, the Executive's current salary, medical benefits and the use of a company automobile. The Company shall also pay any earned bonuses, as well as any expense reimbursements due to the Executive. Payments shall commence on the pay cycle immediately following said occurrence, which said occurrence shall be viewed as a determination by the Company not to extend the agreement beyond the Term of Employment as set forth in section 6. Executive must be provided written notice at least 60 days prior to termination as set forth herein.

                  (c) In the event of a Change in Control, as described in the USABancShares.com Inc, Stock Option Plan, the Executive shall be entitled to his current salary, medical benefits and the use of a company automobile for the period of time equal to twenty-four (24) months, if he is not offered continued employment with the same job title, responsibilities, locality and compensation, noted herein.

                   (d) Event of Executive Terminating Employment. If the Executive terminates employment or does not renew the Employment Agreement the Executive is entitled to all earned compensation (salary and bonuses), and all expense reimbursements due to the Executive through his last day of employment with the Company.

                  (e) Suspension of Employment. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served under applicable regulatory guidelines, the Company's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, USA shall: (i) pay the Executive all of the compensation withheld while its contract obligations were suspended; and (ii) reinstate its obligations which were suspended.

8.      Confidentiality

(a) During the term of his employment and at all times thereafter, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Companies, any confidential or proprietary information of the Companies which Executive acquires in the course of his services hereunder or acquired in the course of his service to either of the Companies or their predecessors prior to the execution of this Agreement, which is not otherwise lawfully known by and readily available to the general public. Executive will hold such information in a fiduciary capacity for the sole and exclusive benefit of the Bank. This information includes, but is not limited to: business, development, marketing, legal, or accounting methods, policies, plans, procedures, strategies or techniques; information regarding financial plans or existing and potential banking transitions, sales, offerings, loans, investors and investments; trade secrets (including without limitation "trade secrets", as defined in O.C.G.A. 10-1-761(4),


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coming within the scope of either of the Companies' business) or other knowledge or processes of or developed by the Companies; names and addresses of employees, suppliers, investors or customers; and any data on or relating to past, present or prospective investors or customers, including investor and customer lists. Executive confirms that such information is confidential and constitutes the exclusive property of the Companies, and agrees that, immediately upon the termination of his employment hereunder, whether by Executive or by the Companies and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Executive shall deliver to the Companies all correspondence, documents, books, records, lists and other writings and data relating to the Companies' business, whether in documentary or computerized form, and shall retain no copies, regardless of where or by whom the same were kept or prepared.

(b) The provisions of subsection (a) shall survive the expiration of this Agreement at the end of its term or at any time prior thereto.

(c) Executive acknowledges that the restrictions contained in this Section 8, in view of the nature of the business in which the Companies are engaged and the nature of the services Executive is expected to provide, are reasonable and necessary to protect the legitimate interests of the Companies, and that any violation of those restrictions would result in irreparable injury to the Companies. Executive therefore agrees that, in the event of his violation of any of those restrictions, the Companies shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Executive, in addition to damages from Executive and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Companies may be entitled.

(d) Executive agrees that if any or any portion of the foregoing covenant, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or the application thereof shall not be affected and the remaining covenant will then be given full force and effect without regard to the invalid or unenforceable portions.

9. Effective Date. This Agreement shall become effective on the date first written.

10. Miscellaneous.

(a) Integration, Amendment. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to such matters. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

(b) Assignment. Each of the Companies may assign this Agreement to its respective corporate or other successor which acquires, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of its respective assets. Executive may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Companies.

(c) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so


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contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.


(d) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to the other or further notice or demand in similar or other circumstances.

(e) Power and Authority.

(i) The Company and the Bank each represents and warrants to Executive that each has the requisite power, to enter into this Agreement and perform the terms hereof, and that the execution, delivery and performance of this Agreement by each of them has been duly authorized by all appropriate action; and this Agreement represents the valid and legally binding obligation of the Companies and is enforceable against each of them in accordance with its terms.

(ii) Executive represents and warrants to the Companies that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or the performance of his services hereunder; his execution of this Agreement and the performance of his services hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound; and he is free and able to execute this Agreement and to perform the services for the Companies which are contemplated herein.


(f) Burden and Benefit: Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to Section 16, assigns. In addition to, and not in limitation of anything contained in this Agreement, it is expressly understood and agreed that the Company's obligation to pay termination compensation set forth herein and the provisions of Section 9 shall survive any termination of this Agreement.

(g) Enforcement. In the event Executive prevails in an action to enforce this Agreement or for a Company breach of this Agreement Executive shall be entitled to recover all expenses incurred, including attorney fees, costs and expert witness fees, in addition to any other remedy which he may have at law or in equity in such actions.

(h) Governing Law: Headings. This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. Headings and titles in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.


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(i) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Executive:

Mr. Kenneth L. Tepper
717 Eagle Farm
Villanova, PA 19085

If to the Company or the Bank:

USABancShares.com, Inc.
One Lincoln Plaza
1535 Locust Street
Philadelphia, PA 19102
Attention: Chairman of the Board

or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this Section 11(i) for the service of Notices.

Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending to be legally bound, as of the date first above written.

Attest:                                     USABancShares.com, Inc.




By: /s/ Maureen Steady                      By: /s/ George M. Laughlin
    -----------------------------               ------------------------------
    Maureen Steady, Secretary                   George M. Laughlin, Chairman




                                            EXECUTIVE:
Witness:


 /s/ Maureen Steady                             /s/ Kenneth L. Tepper
--------------------------------                ------------------------------
                                                    Kenneth L. Tepper